EXHIBIT 5

                      [Letterhead of Capitol Bancorp Ltd.]

                                 April 17, 2003

Capitol Bancorp Ltd.
200 Washington Sq. N.
Lansing, MI 48933

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     I have represented Capitol Bancorp Ltd. ("Capitol") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") relating to up to 549,000 shares (the "Shares") of Capitol's common stock, no par value. The Shares are being offered for sale by certain shareholders of Capitol who received the shares in a private placement transaction. Capitol is registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis.

     In connection with this opinion, I have reviewed (a) the Registration Statement, (b) Capitol's Articles of Incorporation, as amended, (c) Capitol's By-laws, as amended, (d) the Resolutions adopted by Capitol's board, and (e) such corporate records of Capitol, such certificates of public officials, officers and representatives of Capitol and such other certificates and instruments and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion expressed.

     Based upon the foregoing, I am of the opinion that the Shares, have been legally issued and are fully paid and non-assessable shares.


                                        Sincerely,

                                        /s/ Brian K. English
                                        General Counsel